Exhibit 3.6

CERTIFICATE OF DESIGNATIONS OF PREFERRED STOCK OF

WHITEHAWK MINERALS CORP.

WhiteHawk Minerals Corp., a Delaware corporation (the “Company”), hereby certifies that, pursuant to the provisions of Sections 103, 141 and 151 of the General Corporation Law of the State of Delaware, on September ____, 2026, the board of directors of the Company (the “Board”) adopted the resolution shown immediately below, which resolution is now, and at all times since its date of adoption has been in full force and effect:

RESOLVED, that pursuant to the provisions of the Amended and Restated Certificate of Incorporation of the Company (as such may be amended, modified or restated from time to time, the “Amended and Restated Charter”), which authorizes 400,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”), and the authority thereby vested in the Board, a series of Preferred Stock be, and it is hereby, created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof are as set forth in the Amended and Restated Charter and this Certificate of Designations, as it may be amended from time to time (the “Certificate of Designations”) as follows:

SECTION 1. Designation and Number of Shares. Pursuant to the Amended and Restated Charter, there is hereby created out of the authorized and unissued shares of Preferred Stock a series of Preferred Stock consisting of 100,000 shares of Preferred Stock designated as “Series F Preferred Stock” (the “Series F Preferred Stock”). To the extent not prohibited by the Amended and Restated Charter, the provisions hereof or other provisions of applicable law, such number of shares may be increased or decreased by resolution of the Board; provided, however, that no decrease shall reduce the number of shares of Series F Preferred Stock to less than the number of shares of Series F Preferred Stock then outstanding. Shares of the Series F Preferred Stock that are redeemed, purchased or otherwise acquired by the Company shall be cancelled, and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series and subject to later issuance.

SECTION 2. Rank. The Series F Preferred Stock shall, as to the payment of dividends and the distribution of assets upon the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, rank (i) senior to each class or series of the Company’s Common Stock par value $0.0001 per share (the “Common Stock”) and any other class or series of capital stock of the Company, if the holders of Series F Preferred Stock are entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of shares of such class or series (such securities collectively referred to herein as the “Junior Securities”); (ii) on parity with the Company’s Series B Preferred Stock, in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preference; (iii) on parity with other classes or series of equity securities issued in the future, if, pursuant to the specific terms of such class or series of equity securities, the holders of such class or series of equity securities and the holders of the Series F Preferred Stock are entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution, or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority of one over the other; (iv) junior to the Series E Preferred Stock and to any other class or series of the Company’s equity securities if, pursuant to the specific terms of such class or series, the holders of such class or series are entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution, or winding up in preference or priority to the holders of the Series F Preferred Stock; and (v) junior to all our existing and future debt indebtedness.

SECTION 3. Uncertificated Shares. The shares of Series F Preferred Stock shall be in uncertificated, book-entry form as permitted by the bylaws of the Company and the Delaware General Corporation Law.

SECTION 4. Voting.

(a) Except as set forth in this Certificate of Designations, the holders of the Series F Preferred Stock shall have no voting rights, and shall not be entitled to any vote with respect to shares of Series F Preferred Stock held of record by a Holder on any matters on which any of the Company’s stockholders are entitled to vote, except as set forth in this Certificate of Designations or as required by law.

(b) Any listing of the Series F Preferred Stock shall require the approval of the holders of the Series F Preferred Stock. This is the only voting right held by the holders of the Series F Preferred Stock. The vote required to approve such a proposal for listing is a majority of the votes cast by the holders of Series F Preferred Stock, voting on such proposal at a meeting where a quorum of Series F Preferred Stock is present. For purposes of voting on any such proposal to list the Series F Preferred Stock, the quorum required for voting on such proposal is 33 1/3% of the outstanding Series F Preferred Stock entitled to vote on such proposal, unless the Board by resolution establishes a higher quorum. A favorable vote on any such proposal shall be non-binding and the Board shall retain sole discretion as to whether to complete such listing

SECTION 5. Dividends.

(a) Dividends on each share of Series F Preferred Stock shall (i) accrue on a monthly basis at the Dividend Rate from and including the date of issuance, whether or not the Company has assets legally available to make payment thereof and (ii) are intended to be paid monthly in arrears, out of legally available funds, on each Dividend Payment Date. Dividends shall accumulate from the most recent date through which dividends shall have been paid, or, if no dividends have been paid, from the date of issuance. Dividends will be payable on Board approval.

(b) Unless full cumulative dividends on the shares of Series F Preferred Stock for all past dividend periods have been paid (or set apart for payment), the Company will not declare or pay dividends with respect to any shares of our Class A Common Stock or any other stock ranking junior to the Series F Preferred Stock for any period.

(c) Prior to declaring any dividend with respect to shares of any class or series of capital stock of the Company in accordance with this Section 5, the Company shall take any and all prior corporate action necessary to authorize any corporate action in respect of the Series F Preferred Stock required under this Certificate of Designations.

SECTION 6. Redemption.

(a) Subject to compliance with the provisions of applicable law, the Company shall have the right, but not the obligation, to redeem the Series F Preferred Stock, in whole or in part, on or after the first anniversary of the original issuance date of the applicable shares upon not more than ninety (90) calendar days’ prior written notice to the Holders, at a redemption price equal to the Stated Value of the shares being redeemed plus all accrued and unpaid dividends thereon.

(b) For the avoidance of doubt, all rights with respect to shares of Series F Preferred Stock redeemed pursuant to this Section 6 and the Company’s obligation to pay dividends with respect thereto shall terminate upon payment in full of the redemption price described in Section 6(a).

(c) Subject to the terms hereof, at any time prior to the listing of the Series F Preferred Stock on a national securities exchange, each Holder shall have the right to Holder Optional Redemption at any time, subject to the Holder Optional Redemption Fee set forth in Section 6(f) below.

(d) A Holder may elect to exercise a Holder Optional Redemption at any time by delivering a Holder Redemption Notice. A Holder Redemption Notice shall be effective as of the Holder Redemption Deadline. For all shares of Series F Preferred Stock duly submitted for redemption on or before a Holder Redemption Deadline, the Company, in its sole discretion, shall determine the Settlement Amount on the Holder Redemption Exercise Date. The Company may, in its sole discretion, permit a Holder to revoke a Holder Redemption Notice at any time prior to 5:00 p.m., Eastern time, on the Business Day immediately preceding the Holder Redemption Exercise Date.

(e) The Company may satisfy all or any portion of any Holder Optional Redemption in cash, in shares of Class A Common Stock, or any combination thereof, in each case subject to applicable law and the limitations set forth in this Section 6(e):

(i) The Company shall settle any Holder Optional Redemption it determines to redeem in cash by paying the Holder the Settlement Amount.

(ii) The Company shall settle any Holder Optional Redemption it determines to redeem with Class A Common Stock, subject to the Redemption Share Cap, by delivering to such Holder a number of shares of Class A Common Stock equal to (A) the Settlement Amount, divided by (B) the volume weighted average price per share of the Class A Common Stock on the New York Stock Exchange (“NYSE”) for the ten (10) consecutive trading days ending on (but not including) the Holder Redemption Exercise Date.

(iii) If required by Section 312.03(c) of the NYSE Listed Company Manual, the aggregate number of shares of Class A Common Stock issuable to holders of Series F Preferred Stock for dividends and redemption shall not exceed the Redemption Share Cap, unless approval of the Company’s stockholders is obtained to exceed the Redemption Share Cap.

(iv) Notwithstanding the foregoing, the Company may not satisfy any Holder Optional Redemption through the issuance of Class A Common Stock prior to the first anniversary of the original issuance date of the shares being redeemed.

(f) A share of Series F Preferred Stock that is subject to a Holder Optional Redemption shall be subject to Holder Optional Redemption Fee if redeemed by its Holder within three (3) years of its original issuance date.

(g) Subject to the restrictions of this Section 6(g), beginning on the date of original issuance of the applicable shares and ending upon the listing of the Series F Preferred Stock on a national securities exchange, the Company shall redeem shares of Series F Preferred Stock held by a beneficial owner who is a natural person (including a natural person who holds shares of Series F Preferred Stock through an Individual Retirement Account or in a personal or estate planning trust) upon his or her death, at the written request of the beneficial owner’s estate (the date on which such written request is duly received by the Company, the “Optional Redemption Following Death of a Holder Notice Date”), at a redemption price equal to the Settlement Amount without application of the Holder Optional Redemption Fee. In the Company’s sole and absolute discretion, the Company may determine to fulfill such redemption in either cash or with fully paid and non-assessable shares of Class A Common Stock, subject to the Redemption Share Cap, if applicable, with any stock settlement calculated by delivering to the estate a number of shares of Class A Common Stock equal to (A) the Settlement Amount (without application of the Holder Optional Redemption Fee), divided by (B) the volume weighted average price per share of the Class A Common Stock on NYSE for the ten (10) consecutive trading days ending on (but not including) the Optional Redemption Following Death of a Holder Notice Date.

(h) In the Company’s sole and absolute discretion, the Company may determine to fulfill a Company Optional Redemption in either cash or with fully paid and non-assessable shares of Class A Common Stock, subject to the Redemption Share Cap, if applicable. Any Company Optional Redemption settled in Class A Common Stock shall be calculated by delivering to the applicable Holder a number of shares of Class A Common Stock equal to (A) the Settlement Amount, divided by (B) the closing price per share of the Class A Common Stock on NYSE (or such other national securities exchange on which the Class A Common Stock is then listed) on the last trading day prior to the Company Optional Redemption Notice Exercise Date (as defined below). If the Company exercises the Company Optional Redemption for less than all of the outstanding shares of Series F Preferred Stock, then shares of Series F Preferred Stock shall be selected for redemption on a pro rata basis or by lot across Holders of the Series F Preferred Stock selected for redemption.

(i) The Company intends to rely on the exemption provided by Section 3(a)(9) of the Securities Act of 1933, as amended, for the issuance of any shares of Class A Common Stock for which the Series F Preferred Stock may be redeemed.

SECTION 7. Shares to be Retired. All shares of Series F Preferred Stock redeemed by the Company in accordance with Section 6 shall be retired and cancelled and shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series.

SECTION 8. Liquidation, Dissolution or Winding Up of the Company. In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of the Series F Preferred Stock will be entitled to receive, prior and in preference to any distribution to holders of Junior Securities, an amount equal to the Stated Value of the shares held by such Holder plus all accrued and unpaid dividends thereon.

SECTION 9. Severability. In the event any provision of these terms for the Series F Preferred Stock is for any reason held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and these terms for the Series F Preferred Stock shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

SECTION 10. Miscellaneous.

(a) Transfers of Series F Preferred Stock held in uncertificated, book-entry form shall be made only upon the transfer books of the Company kept at an office of the transfer agent upon receipt of proper transfer instructions from the registered owner of such uncertificated shares, or from a duly authorized attorney or from an individual presenting proper evidence of succession, assignment or authority to transfer the stock. The Company may refuse any requested transfer until furnished evidence satisfactory to it that such transfer is proper.

(b) The shares of Series F Preferred Stock shall not be subject to the operation of any retirement or sinking fund. The shares of Series F Preferred Stock shall not be convertible into, or exchangeable for, shares of stock of any other class or classes, or of any other series of the same class.

(c) All notices and other communications given or made hereunder shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (i) personal delivery to the party to be notified, (ii) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the next Business Day, (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. Notice to any Holder shall be given to the registered address set forth in the Company’s records for such Holder.

(d) With respect to any notice to a Holder required to be provided hereunder, neither failure to send such notice, nor any defect therein or in the sending thereof, to any particular Holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other Holders or affect the legality or validity of any vote upon any such action (assuming due and proper notice to such other Holders). Any notice which was sent in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder actually receives the notice.

(e) Any payments required to be made hereunder on any day that is not a Business Day shall be made on the next succeeding Business Day without interest or additional payment for such delay. All payments required hereunder shall be made by wire transfer of immediately available funds in United States Dollars to the Holders in accordance with the payment instructions as such Holders may deliver by written notice to the Company from time to time.

(f) The shares of Series F Preferred Stock shall have no preemptive or subscription rights, except those that may be expressly provided by contract.

SECTION 11. Definitions.

(a) “Business Day” means any weekday that is not a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to be closed.

(b) “Class A Common Stock” means the Class A Common Stock of the Company, par value $0.001 per share.

(c) “Company Optional Redemption Notice Exercise Date” means the date on which the Company delivers written notice of a Company Optional Redemption to the applicable Holders.

(d) “Dividend Payment Date” means the first day of each month; provided, that, if any such Dividend Payment Date is not a Business Day, then the applicable dividend shall be payable on the next Business Day immediately following such Dividend Payment Date, without any interest or additional accrual (other than any such accrual that is payable on the subsequent Dividend Payment Date).

(e) “Dividend Rate” means 7.5% per annum of the Stated Value of each share of Series F Preferred Stock, computed on the basis of a 360‑day year consisting of twelve 30‑day months.

(f) “Holder” means, unless the context otherwise indicates or requires, a holder of record of a share of Series F Preferred Stock, as reflected in the transfer books of the Company.

(g) “Holder Optional Redemption” means that, prior to a listing of the Series F Preferred Stock on a national securities exchange, each holder of shares of Series F Preferred Stock is entitled to redeem any portion of the outstanding shares of the Series F Preferred Stock held by such holder at any time, subject to certain early redemption fees.

(h) “Holder Optional Redemption Fee” means the early redemption fee for exercising the Holder Optional Redemption within three years of the original issuance date of the Series F Preferred Stock. The Holder Optional Redemption Fee shall equal the following percentage of the Stated Value of the shares being redeemed based on the year in which the redemption occurs:

(i) From the original issuance date but prior to the third (3rd) anniversary of the original issuance date: 8% of the Stated Value (which equals $80.00 per share of Series F Preferred Stock); and

(ii) On or after the third (3rd) anniversary of the original issuance date: 0%.

The Company is permitted to waive the Holder Optional Redemption Fee in its sole and absolute discretion. The Company’s right to waive the Holder Optional Redemption Fee does not obligate the Company to establish any such waiver, and the Company may never establish any such waiver.

(i) “Holder Redemption Deadline” means the last Business Day of the calendar month following the calendar month in which such Holder Redemption Notice is duly received; provided that any Holder Redemption Notice received after 5:00 p.m. Eastern time on a Holder Redemption Deadline shall be effective as of the next succeeding Holder Redemption Deadline.

(j) “Holder Redemption Exercise Date” means any Business Day after such Holder Redemption Deadline but before the next succeeding Holder Redemption Deadline..

(k) “Holder Redemption Notice” means, in the form specified by the Company, a written notice of redemption (each, a “Holder Redemption Notice”).

(l) “NYSE” means the New York Stock Exchange.

(m) “Optional Redemption Following Death of a Holder Notice Date” has the meaning set forth in Section 6(g).

(n) “Redemption Share Cap” means 19.99% of the number of outstanding shares of Class A Common Stock immediately prior to the commencement of the offering of the Series F Preferred Stock.

(o) “Settlement Amount” means, in respect of any share of Series F Preferred Stock subject to a Holder Optional Redemption or a Company Optional Redemption, an amount equal to: (A) the Stated Value of such share, plus (B) all dividends accrued but unpaid on such share to, but not including, the applicable Holder Redemption Exercise Date or Company Optional Redemption Notice Exercise Date (as applicable), minus (C) the Holder Optional Redemption Fee applicable to such share on the applicable Holder Redemption Deadline (in the case of a Holder Optional Redemption).

(p) “Stated Value” means, $1,000 per share of Series F Preferred Stock.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed by its undersigned duly authorized officer.

WHITEHAWK MINERALS CORP.

By:
Name: Daniel C. Herz
Title: Chief Executive Officer

[Signature Page to Certificate of Designations]